EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated November 21, 2007 on our audit of the financial statements of Camden Learning Corporation as of September 30, 2007 and for the period from April 10, 2007 (inception) through September 30, 2007, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, in Amendment No. 6 to the Registration Statement on Form S-1 and the related Prospectus of Camden Learning Corporation.

/s/ EISNER LLP
EISNER LLP

New York, New York
November 26, 2007